EXHIBIT 21.1

Subsidiaries of the Registrant

Parent

MainStreet Bancshares, Inc.

Subsidiaries	State or Other Jurisdiction of Incorporation	Percentage Ownership
MainStreet Bank	Virginia	100%
MainStreet Community Capital, LLC	Virginia	100%

{DC031467.1}